As filed with the Securities and Exchange Commission on June 27, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

REGISTRATION STATEMENT
ON
FORM S-8
UNDER THE SECURITIES ACT OF 1933

Deutsche Telekom AG

(Exact name of Registrant as Specified in its Charter)

Federal Republic of Germany (State or Other Jurisdiction of Incorporation or Organization)	4812 (Primary Standard Industrial Classification Code Number)	None (I.R.S. Employer Identification Number)

Friedrich-Ebert-Allee 140
53113 Bonn
Germany
(011 49) 228-181-88880
(Address of Principal Executive Offices, including zip code and telephone number of Registrant's principal executive offices)

Deutsche Telekom AG Stock Option Plan 2001 – Tranche 2001
Deutsche Telekom AG Stock Option Plan 2001 – Tranche 2002
(Full Title of the Plan)

Klaus-Peter Statz
Executive Vice President and Treasurer
Deutsche Telekom, Inc.
280 Park Avenue, 26th Floor
New York, New York 10017
(212) 424-2900 (tel)
(212) 424-2976 (fax)
(Name, address and telephone number of agent for service)

Copies to:

A. Richard Susko, Esq.
Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, New York 10006
(212) 225-2000 (tel)
(212) 225-3999 (fax)

Title of Securities to be registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Ordinary Shares of Deutsche Telekom AG – Tranche 2001	87,620	€30.00 ($34.50)	€2,628,600 ($3,022,890)	$244.56
Ordinary Shares of Deutsche Telekom AG – Tranche 2002	53,510	€12.36 ($14.21)	€661,383.60 ($760,377.10)	$61.52
Total:	141,130		€3,298,986.30 ($3,783,267.10)	$306.08

(1)	Consists of ordinary shares (the "Shares") of Deutsche Telekom AG ("Deutsche Telekom" or the "Corporation") which will be deliverable pursuant to the exercise of the stock options (the "Options") granted under the Deutsche Telekom AG Stock Option Plan 2001 – Tranche 2001 and the Deutsche Telekom AG Stock Option Plan 2001 – Tranche 2002 (the "Plans"). Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar events.
(2)	Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act") based on the respective prices at which such options may be exercised in euros and converted into U.S. dollars based on the New York foreign exchange mid-range rate of $1 = €.87 (€1= $1.15) as quoted on June 23, 2003 by Reuters and other sources and published in the Wall Street Journal on June 24, 2003 for the day ended June 23, 2003. As noted in the table, the Shares are subject to purchase upon the exercise of Options granted with the following exercise prices: 87,620 Shares are subject to purchase at an exercise price of €30.00 per Share and 53,510 Shares are subject to purchase at an exercise price of €12.36 per Share.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which previously have been filed by the Corporation with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:

(i)    The Corporation's Annual Report on Form 20-F/A for the fiscal year ended December 31, 2002, filed with the Commission on June 27, 2003;

(ii)    The Corporation's Report on Form 6-K/A for the quarterly period ended March 31, 2003, filed with the Commission on June 26, 2003;

(iii)    The Corporation's Report on Form 6-K for the month of June 2003, filed with the Commission on June 26, 2003;

(iv)    All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year ended December 31, 2002; and

(v)    The description of the Shares contained in the Corporation's Registration Statement on Form 8-A dated November 3, 1996.

All reports and other documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the Shares will be passed upon for us by Dr. Manfred Balz, our General Counsel. Dr. Balz is a full time employee of the Corporation and may be eligible to participate in the Plans and receive Shares thereunder. Dr. Balz currently holds less than 0.01% of our outstanding ordinary shares.

Item 6. Indemnification of Directors and Officers.

Under German law, a corporation may indemnify its officers, and, under certain circumstances, German labor law requires a stock corporation to do so. However, a corporation may not, as a general matter, indemnify members of the management board or the supervisory board. A German stock corporation may, however, purchase directors' and officers' insurance. The insurance may be subject to any mandatory restrictions imposed by German law. In addition, German law may permit a corporation to indemnify a member of the management board or the supervisory board for attorneys' fees incurred if such member is the successful party in a suit in a country, like the United States, where winning parties are required to bear their own costs, if German law would have required the losing party to pay the member's attorneys' fees had the suit been brought in Germany.

Members of the Corporation's Supervisory Board and Management Board and officers of the Corporation will be covered by customary liability insurance, including insurance against liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Corporation with the Commission, each of the following exhibits is filed herewith:

Exhibit No.	Description
4.1*	Memorandum and Articles of Association of Deutsche Telekom AG (filed as Exhibit 1.1 to the Corporation's Annual Report on Form 20-F/A for the fiscal year ended December 31, 2002, filed with the Commission on June 27, 2003)
4.2	Deutsche Telekom AG Stock Option Plan 2001 – Tranche 2001
4.3	Deutsche Telekom AG Stock Option Plan 2001 – Tranche 2002
5.1	Opinion of Dr. Manfred Balz, General Counsel to the Corporation, as to the validity of the securities being registered
23.1	Consent of Dr. Manfred Balz, General Counsel to the Corporation (included in Exhibit 5.1)
23.2	Consent of Ernst & Young Deutsche Allgemeine Treuhand AG and PwC Deutsche Revision Aktiengesellschaft, Wirtschaftspruefungsgesellschaft
23.3	Consent of PwC Deutsche Revision Aktiengesellschaft, Wirtschaftspruefungsgesellschaft
23.4	Consent of PricewaterhouseCoopers Accountants N.V.
23.5	Consent of ZAO Deloitte & Touche CIS
23.6	Consent of PwC Deutsche Revision Aktiengesellschaft, Wirtschaftspruefungsgesellschaft
23.7	Statement regarding consents of Arthur Andersen LLP and Arthur Andersen Sp. z o.o.
24	Power of Attorney (included on the signature page)

* Incorporated by reference

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Deutsche Telekom AG certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bonn, Germany, on this 26th day of June, 2003.

DEUTSCHE TELEKOM AG

By:	s/ Kai-Uwe Ricke Name: Kai-Uwe Ricke Title: Chairman of the Management Board

By:	s/ Dr. Karl-Gerhard Eick Name: Dr. Karl-Gerhard Eick Title: Deputy Chairman of the Management Board Finance and Controlling

POWER OF ATTORNEY

          Each of the undersigned hereby constitutes and appoints each director named below his true and lawful attorneys-in-fact, each with power of substitution, in his name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities listed below as of the 26th day of June, 2003.

Signatures	Title

s/ Kai-Uwe Ricke	Chairman of the Management Board (Principal
Kai-Uwe Ricke	Executive Officer)

s/ Dr. Karl-Gerhard Eick	Deputy Chairman of the Management Board
Dr. Karl-Gerhard Eick	Finance and Controlling (Principal Financial and Accounting Officer)

s/ Josef Brauner	Member, Management Board
Josef Brauner

s/ Thomas Holtrop	Member, Management Board
Thomas Holtrop

s/ Dr. Heinz Klinkhammer	Member, Management Board
Dr. Heinz Klinkhammer

s/ René Obermann	Member, Management Board
René Obermann

s/ Konrad F. Reiss	Member, Management Board
Konrad F. Reiss

Authorized Representative in the United States:

s/ Klaus-Peter Statz	Executive Vice President and Treasurer
Name:Klaus-Peter Statz	Deutsche Telekom, Inc.

INDEX TO EXHIBITS

Exhibit No.		Description	Method of Filing	Sequentially Numbered Page Location
4.1	*	Memorandum and Articles of Association of Deutsche Telekom AG (filed as Exhibit 1.1 to the Corporation's Annual Report on Form 20-F/A for the fiscal year ended December 31, 2002, filed with the Commission on June 27, 2003)	Incorporated by Reference	—
4.2		Deutsche Telekom AG Stock Option Plan 2001 – Tranche 2001	Filed herewith	11
4.3		Deutsche Telekom AG Stock Option Plan 2001 – Tranche 2002	Filed herewith	38
5.1		Opinion of Dr. Manfred Balz, General Counsel to the Corporation, as to the validity of the securities being registered	Filed herewith	66
23.1		Consent of Dr. Manfred Balz, General Counsel to the Corporation (included in Exhibit 5.1)	Included in Exhibit 5.1	—
23.2		Consent of Ernst & Young Deutsche Allgemeine Treuhand AG and PwC Deutsche Revision Aktiengesellschaft, Wirtschaftspruefungsgesellschaft		69
23.3		Consent of PwC Deutsche Revision Aktiengesellschaft, Wirtschaftspruefungsgesellschaft	Filed herewith	71
23.4		Consent of PricewaterhouseCoopers Accountants N.V.	Filed herewith	73
23.5		Consent of ZAO Deloitte & Touche CIS	Filed herewith	75
23.6		Consent of PwC Deutsche Revision Aktiengesellschaft, Wirtschaftspruefungsgesellschaft	Filed herewith	78
23.7		Statement regarding consents of Arthur Andersen LLP and Arthur Andersen Sp. z o.o.	Filed herewith	80
24		Power of Attorney (included on the signature page)	Included on the Signature Page	—